Exhibit 99.1

FOR IMMEDIATE RELEASE

Caroline Levy Appointed to Board of Directors of Celsius Holdings, Inc.

Brings 30+ Years of Industry and Capital Market Expertise to Board

BOCA RATON, FL, August 4, 2020 /PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced the appointment of Caroline Levy to the Company’s Board of Directors. Caroline has been a consumer industry stock analyst for more than 30 years and brings a long-term, global perspective of the beverage industry, capital markets expertise and an extensive network of industry and investor relationships.

Ms. Levy began her career on the buy side in South Africa. Since moving to New York, she has analyzed consumer companies across sectors including soft drinks, alcoholic beverages, household/cosmetics/personal products and cannabis. Caroline is well-known and highly regarded within the institutional Investor community in North America and abroad.

Most recently at Macquarie, Caroline covered both large and small cap beverage companies. Prior to this, she spent eight years as a managing director and senior analyst at CLSA. This followed a decade at UBS, where Caroline headed the US consumer research team, while also holding the position of COO for all research and Chair of the Investment Review Committee. In addition, she brings extensive expertise on Asian markets from her eight years with a leading Asian research firm.

Caroline has made numerous media appearances including CNBC’s “Mad Money with Jim Cramer” and Bloomberg. Additionally, she has been recognized multiple times including, “The Institutional Investor All Star survey” and “The Wall Street Journal analyst rankings”, for stock picking and earnings accuracy.

Ms. Levy will serve as an independent director filling the vacant seat, with a term through the 2021 annual shareholder meeting. It is anticipated that Ms. Levy will serve on the nominating and audit committees.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA +Energy, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit http://www.celsiusholdingsinc.com

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com